Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF CUTTER & BUCK INC.

Pursuant to the provisions of the Washington Business Corporation Act and RCW 23B.10.030 and RCW 23B.10.060, the undersigned corporation hereby submits the following Articles of Amendment to the Restated Articles of Incorporation for filing.

1.     The name of the corporation is Cutter & Buck Inc.

2.     The text of Article 9 of the Restated Articles of Incorporation shall be deleted in its entirety and new Article 9 shall be inserted in its place and shall read in its entirety as follows:

ARTICLE 9. DIRECTORS

9.1         The business and affairs of the Corporation shall be managed under the direction of a Board of Directors, the number of which shall be set forth in the Bylaws of the Corporation.

3.     The amendment to the Restated Articles of Incorporation does not provide for an exchange, reclassification or cancellation of issued shares.

4.     The date of the adoption of the amendment by the shareholders was October 19, 2005.

5.     The above amendment was adopted and duly approved by the Board of Directors and the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

6.     The amendment will be effective upon filing with the Washington Secretary of State.

DATED: October 19, 2005		Cutter & Buck Inc.
	By	/s/ JOHN T. WYATT
John T. Wyatt
	Its:	Chief Executive Officer and President